Exhibit 99.1

MacroGenics Enters Collaboration and License Agreement with Janssen to Develop MGD011 for Multiple B-Cell Malignancies

•	MacroGenics licenses MGD011 (CD19 x CD3 DART®) to Janssen
•	$50 million upfront license fee paid to MacroGenics, and a $75 million equity investment by Johnson & Johnson Innovation – JJDC, Inc.
•	MacroGenics may elect to fund a portion of late-stage development costs in exchange for a U.S. and Canada profit share
•	MacroGenics may elect to co-promote in the United States

ROCKVILLE, Maryland – December 22, 2014 – MacroGenics, Inc. (Nasdaq: MGNX), a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer, as well as various autoimmune disorders and infectious diseases, today announced a global collaboration and license agreement for MGD011 with Janssen Biotech, Inc. This product candidate incorporates MacroGenics' proprietary platform for Dual-Affinity Re-Targeting (DART®) to simultaneously target CD19 and CD3 for the potential treatment of B-cell malignancies.
Under the terms of the agreement and subject to the termination or expiration of any applicable waiting periods under Hart-Scott-Rodino Act, MacroGenics will receive a $50 million upfront license fee and Johnson & Johnson Innovation – JJDC, Inc. will invest $75 million to purchase 1,923,077 new shares of MacroGenics common stock at a price of $39.00 per share.  Janssen will be fully responsible for developing MGD011 following submission of the IND, which is planned for 2015.  Assuming successful development and commercialization, MacroGenics could receive up to an additional $575 million in clinical, regulatory and commercialization milestone payments.  MacroGenics may elect to fund a portion of late-stage clinical development in exchange for a profit share in the U.S. and Canada. If commercialized, MacroGenics would be eligible to receive double-digit royalties on any global net sales and has the option to co-promote the molecule with Janssen in the U.S.
"MGD011 is a promising product candidate and one that we believe is meaningfully differentiated from competing CD19-directed therapies," said Scott Koenig, M.D., Ph.D., President and CEO of MacroGenics.  "Janssen represents the ideal partner for this product candidate, given their track record of successfully developing and commercializing transformative oncology therapies and their experience in the B-cell malignancy area.  We look forward to working with Janssen to significantly expand the development of MGD011 and maximize its value."
About MGD011
MGD011, a humanized CD19 x CD3 bispecific DART protein, is being developed for the treatment of B-cell hematological malignancies.  CD19, a lymphocyte-specific marker expressed from early B-lymphocyte development through mature memory B cells, is highly represented in B-cell malignancies. This makes it attractive for targeted interventions. MGD011 is designed to redirect T cells, via their CD3 component, to eliminate CD19-expressing cells found in many hematological malignancies.  MGD011 has been engineered to address half-life challenges posed by other programs targeting CD19 and CD3. This product candidate has an Fc domain, which allows for extended pharmacokinetic properties and convenient dosing at a once-a-week or longer interval.  In addition, MGD011 and the Company's other DART molecules that redirect T cells against cancer targets are manufactured using a conventional antibody platform without the complexity of having to genetically modify T cells from individual patients as required by approaches such as chimeric antigen receptor (CAR) T-cells.
About the JJDC Financing
The closing of the financing is subject to certain closing conditions.
The shares of Common Stock sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements.  MacroGenics, at the request of JJDC, will be obligated to file a resale registration statement covering the shares of Common Stock issued in the private placement following the expiration of a pre-specified lock-up period.
This news release is not an offer to sell or the solicitation of an offer to buy the shares of Common Stock or any other securities of MacroGenics.
About MacroGenics, Inc.
MacroGenics is a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer, as well as autoimmune disorders and infectious diseases. The Company generates its pipeline of product candidates from its proprietary suite of next-generation antibody-based technology platforms. The combination of MacroGenics' technology platforms and protein engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies.  For more information, please see the Company's website at www.MacroGenics.com.  MacroGenics and DART are registered trademarks of MacroGenics, Inc.
Cautionary Note on Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company's strategy, future operations, clinical development of the Company's therapeutic candidates, milestone or opt-in payments from the Company's collaborators, the Company's future expectations and plans and prospects and other statements containing the words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and enrollment of future clinical trials, expectations of expanding ongoing clinical trials, availability and timing of data from ongoing clinical trials, expectations for regulatory approvals, other matters that could affect the availability or commercial potential of the Company's product candidates and other risk factors described in the Company's filings with the Securities and Exchange Commission, including those discussed in the "Risk Factors" section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2014 and the subsequent Quarterly Reports on Form 10-Q. In addition, the forward-looking statements included in this press release represent the Company's views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.
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CONTACT:
Jim Karrels, Vice President, CFO
MacroGenics, Inc.
1-301-251-5172, info@MacroGenics.com

Karen Sharma, Vice President
MacDougall Biomedical Communications on behalf of MacroGenics, Inc.
1-781-235-3060, ksharma@macbiocom.com